UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Spirit Realty Capital, Inc.

(Exact name of registrant as specified in its charter)

Maryland	20-1676382
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

16767 North Perimeter Drive, Suite 210, Scottsdale, Arizona 85260

(Address of Principal Executive Offices) (Zip Code)

Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan

Cole Credit Property Trust II, Inc. 2004 Independent Directors’ Stock Option Plan

(Full title of the plan)

Thomas H. Nolan, Jr.

Chief Executive Officer

Spirit Realty Capital, Inc.

16767 North Perimeter Drive, Suite 210, Scottsdale, Arizona 85260

(Name and address of agent for service)

(480) 606-0820

(Telephone number, including area code, of agent for service)

Copy to:

Julian T.H. Kleindorfer, Esq.

Latham & Watkins LLP

355 South Grand Ave.

Los Angeles, California 90071

(213) 485-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” or a “smaller reporting company” in Rule 12-b2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if smaller reporting company.)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, par value $0.01 per share	3,110,644 shares	$18.37	$57,142,530	$7,794.24

(1)	Pursuant to the Agreement and Plan of Merger, dated as of January 22, 2013 and amended as of May 8, 2013, by and among the Registrant (f/k/a Cole Credit Property Trust II, Inc.), Cole Operating Partnership II, LP, a Delaware limited partnership, Spirit Realty Capital, Inc., a Maryland corporation (“Spirit Realty”), and Spirit Realty, L.P., a Delaware limited partnership, at the effective time of the merger of Spirit Realty with and into the Registrant, with the Registrant as the surviving entity (the “Merger”), the Registrant assumed the Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan (the “Spirit Plan”). The Merger was effective as of 9:31 a.m. on July 17, 2013. The amount to be registered represents 3,065,644 shares of the Registrant’s common stock (“Common Stock”) reserved for future issuance pursuant to the Spirit Plan and 45,000 shares of Common Stock issuable upon the exercise of outstanding options issued pursuant to the Cole Credit Property Trust II, Inc. 2004 Independent Directors’ Stock Option Plan (together with the Spirit Plan, the “Plans”).

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Common Stock that become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration that would increase the number of outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and computed on the basis of the average of the high and low sales prices per share of Spirit Realty’s common stock, as reported on the New York Stock Exchange on July 15, 2013.
(3)	No payment of registration fee is being made in connection with the filing of this registration statement. Pursuant to Rule 457(p) under the Securities Act, $4,501.34 of the registration fee for this registration statement is being offset by the registration fees paid in connection with unsold securities registered by the Registrant under Registration Statement No. 333-187122 (initially filed on March 8, 2013) and $3,292.90 of the registration fee for this registration statement is being offset by the registration fees paid in connection with unsold securities registered by Spirit Realty under Registration Statement No. 333-184057 (initially filed on September 24, 2012).

Explanatory Note

This Registration Statement on Form S-8 is being filed for the purpose of registering shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), reserved for future issuance pursuant to the Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan (the “Spirit Plan”). Pursuant to the Agreement and Plan of Merger, dated as of January 22, 2013 and amended as of May 8, 2013, by and among the Registrant (f/k/a Cole Credit Property Trust II, Inc.), Cole Operating Partnership II, LP, a Delaware limited partnership, Spirit Realty Capital, Inc., a Maryland corporation (“Spirit Realty”), and Spirit Realty, L.P., a Delaware limited partnership, at the effective time of the merger of Spirit Realty with and into the Registrant, with the Registrant as the surviving entity (the “Merger”), the Registrant assumed the Spirit Plan. The Merger was effective as of 9:31 a.m. on July 17, 2013. This Registration Statement on Form S-8 also registers shares of Common Stock issuable upon the exercise of outstanding options issued pursuant to the Cole Credit Property Trust II, Inc. 2004 Independent Directors’ Stock Option Plan (together with the Spirit Plan, the “Plans”)

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	The document(s) containing the information specified in this Part I will be sent or given to participants in the Plans in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant and/or Spirit Realty with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)	The Registrant’s Current Reports on Form 8-K filed with the Commission on January 22, 2013, January 24, 2013, January 24, 2013, March 13, 2013, April 16, 2013, May 9, 2013, June 13, 2013, July 1, 2013 and July 17, 2013 (other than documents or portions of those documents not deemed to be filed).

(b)	Spirit Realty’s Current Reports on Form 8-K filed with the Commission on January 22, 2013, January 23, 2013, March 14, 2013, April 16, 2013, May 9, 2013, June 12, 2013, June 17, 2013 and July 2, 2013 (other than documents or portions of those documents not deemed to be filed).

(c)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Commission on March 7, 2013.

(d)	Spirit Realty’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the Commission on March 5, 2013.

(e)	The Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2013 filed with the Commission on May 14, 2013.

(f)	Spirit Realty’s Quarterly Report on Form 10-Q for the three months ended March 31, 2013 filed with the Commission on May 9, 2013.

(g)	The description of the Registrant’s shares of common stock, $0.01 par value per share, contained in the Registrant’s Registration Statement on Form S-4 filed with the Commission on March 8, 2013, as amended on March 29, 2013.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, are incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Registrant’s charter contains a provision which limits the liability of the Registrant’s directors and officers to the maximum extent permitted by Maryland law.

The Registrant’s charter permits the Registrant, and the Registrant’s bylaws obligate the Registrant, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Registrant and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Registrant and at the request of the Registrant, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. The Registrant’s charter and bylaws also permit the Registrant to indemnify and advance expenses to any person who served a predecessor of the Registrant in any of the capacities described above and to any employee or agent of the Registrant or a predecessor of the Registrant.

Maryland law requires the Registrant (unless its charter provides otherwise, which the Registrant’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity.

Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer has reasonable cause to believe that the act or omission was unlawful. Under Maryland law, a Maryland corporation also may not indemnify a director or officer for an adverse judgment in a suit by or in the right of the corporation or if the director or officer was adjudged to be liable for an improper personal benefit. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director or officer met the prescribed standard of conduct; however, indemnification for an adverse judgment in a suit in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written statement by or on his or her behalf to repay the amount paid or reimbursed by the Registrant if it shall ultimately be determined that the standard of conduct was not met.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Registrant has entered or expects to enter into customary indemnification agreements with each of its directors and executive officers that obligate the Registrant to indemnify them to the maximum extent permitted under Maryland law. The agreements require the Registrant to indemnify the director or executive officer, or the indemnitee, against all judgments, penalties, fines and amounts paid in settlement and all expenses actually and reasonably incurred by the indemnitee or on his or her behalf in connection with a proceeding unless (and only to the extent) it is established that (a) the act or omission of the indemnitee was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the indemnitee actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the indemnitee had reasonable cause to believe that the act or omission was unlawful. The indemnitee will not be entitled to indemnification if it is established that one of the prohibitions on indemnification under Maryland law exists. In addition, the indemnification agreements require the Registrant to advance reasonable expenses incurred by the indemnitee within ten days of the receipt by the Registrant of a statement from the indemnitee requesting the advance, provided the statement evidences the expenses and is accompanied by:

•	a written affirmation of the indemnitee’s good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking by or on behalf of the indemnitee to repay the amount if it is ultimately determined that the standard of conduct was not met.

The indemnification agreements also provide for procedures for the determination of entitlement to indemnification, including requiring that such determination be made by independent counsel after a change in control of the Registrant.

The Registrant obtained an insurance policy under which its directors and executive officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See Index to Exhibits.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed the value we registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission in accordance with Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on July 17, 2013.

SPIRIT REALTY CAPITAL, INC., a
Maryland corporation

By:	/s/ THOMAS H. NOLAN, JR.
Name:	Thomas H. Nolan, Jr.
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Thomas H. Nolan, Jr., Peter M. Mavoides and Michael A. Bender, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below this Registration Statement and any and all amendments (including any amendments filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) and to file the same with all exhibits thereto, and generally to do all such things in our names and in our capacities as officers and directors to enable Spirit Realty Capital, Inc. to comply with the provisions of the Exchange Act, and all requirements of the Commission in connection therewith, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ THOMAS H. NOLAN, JR. Thomas H. Nolan, Jr.	Chairman of the Board of Directors and Chief Executive Officer (principal executive officer)	July 17, 2013

/s/ MICHAEL A. BENDER Michael A. Bender	Chief Financial Officer, Senior Vice President, Assistant Secretary and Treasurer (principal financial and accounting officer)	July 17, 2013

/s/ KEVIN M. CHARLTON Kevin M. Charlton	Director	July 17, 2013

/s/ TODD A. DUNN Todd A. Dunn	Director	July 17, 2013

/s/ DAVID J. GILBERT David J. Gilbert	Director	July 17, 2013

/s/ RICHARD I. GILCHRIST Richard I. Gilchrist	Director	July 17, 2013

/s/ DIANE M. MOREFIELD Diane M. Morefield	Director	July 17, 2013

/s/ SHELI Z. ROSENBERG Sheli Z. Rosenberg	Director	July 17, 2013

/s/ THOMAS D. SENKBEIL Thomas D. Senkbeil	Director	July 17, 2013

/s/ NICHOLAS P. SHEPHERD Nicholas P. Shepherd	Director	July 17, 2013

INDEX TO EXHIBITS

		Incorporated by Reference
Sequentially Numbered Exhibit	Description	Form	File No.	Exhibit(s)	Filing Date

4.1	Articles of Merger by and between the Registrant and Spirit Realty and the Amended and Restated Charter of the Registrant attached thereto as Exhibit A	8-K	000-51963	3.1	July 17, 2013

4.2	Second Amended and Restated Bylaws of the Registrant	8-K	000-51963	3.2	July 17, 2013

4.3	Specimen Stock Certificate with respect to the Registrant’s Common Stock	S-4/A	333-187122	4.1	March 29, 2013

+5.1	Opinion of Maryland counsel

+23.1	Consent of Deloitte & Touche LLP

+23.2	Consent of Ernst & Young LLP

+23.3	Consent of KPMG LLP

+23.4	Consent of Ballard Spahr LLP (included in Exhibit 5.1)

+24.1	Power of Attorney (included on Signature Page)

99.1	Spirit Realty Capital, Inc. and Spirit Realty, L.P. 2012 Incentive Award Plan	8-K	000-51963	10.15	July 17, 2013

99.2	Cole Credit Property Trust II, Inc. 2004 Independent Directors’ Stock Option Plan	S-11	333-121094	10.5	December 9, 2004

+	Filed herewith.